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                                                                     EXHIBIT 2.1

                                 AMENDMENT NO. 3

                                       TO

                              AFFILIATION AGREEMENT
                                  BY AND AMONG
                         FRANKLIN FINANCIAL CORPORATION,
                               FIFTH THIRD BANCORP
                                       AND
                        FIFTH THIRD FINANCIAL CORPORATION

         This AMENDMENT NO. 3 dated as of this 27th day of March, 2003 to that certain Affiliation Agreement dated as of July 23, 2002, as amended by Amendment No. 1 dated as of September 9, 2002 and Amendment No. 2 dated as of December 10, 2002 (the "Agreement") by and among Franklin Financial Corporation ("Franklin"), Fifth Third Bancorp ("Fifth Third") and Fifth Third Financial Corporation ("Fifth Third Financial").

                                   WITNESSETH:

         WHEREAS, each of Franklin, Fifth Third and Fifth Third Financial agree that it is in their mutual best interests to enter into this Amendment No. 3 to further facilitate the orderly consummation of the transactions contemplated by the Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

         1. DEFINED TERMS. Except for capitalized terms, which are expressly defined in this Amendment No. 3, all capitalized terms shall have the meanings set forth in the Agreement.

         2. AMENDMENT TO SECTION I.C.1. The parties hereby agree that Section I.C.1 of the Agreement is hereby deleted in its entirety and the following new
Section I.C.1 is hereby inserted in place thereof:

         "C. Treatment of Franklin Stock. 1. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Franklin Common Stock, subject to this Section I.C.1 and
         Section I.F., each share of Franklin Common Stock (excluding treasury shares) that is issued and outstanding immediately prior to the Effective Time will be converted into that number of shares of Fifth Third Common Stock (or cash in lieu thereof for fractional shares, if any, as described in Section I.E. below) (the "Exchange Ratio") equal to (i) the sum of $31.00 plus the Franklin Book Value Per Share Adjustment (as defined below in this Section I.C.1), divided by (ii) the Average Closing Price (as defined in Section I.D.1 below).
                  "Franklin Book Value Per Share Adjustment" shall be calculated

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         as the amount equal to (i) the Franklin Book Value as of the end of the fiscal quarter preceding the Effective Time divided by the number of shares of Franklin Common Stock outstanding as of the end of such fiscal quarter minus (ii) the Franklin Book Value as of March 31, 2003 divided by the number of shares of Franklin Common Stock outstanding as of March 31, 2003. "Franklin Book Value" shall be calculated as the aggregate amount of consolidated shareholders' equity (including common stock, additional paid-in capital and retained earnings and excluding treasury stock) of Franklin as of the relevant fiscal quarter end, as shown by and reflected in its books and records of accounts on a consolidated basis in accordance with GAAP, consistently applied, but excluding any expenses or accruals after March 31, 2003 relating to (i) the adjustments contemplated by Section IV.C. herein, (ii) termination or funding of any Benefit Plans of Franklin and the Franklin Subsidiaries as contemplated herein, (iii) expenses associated with this Agreement and the transactions contemplated herein, and (iv) expenses and gains or losses associated with the mark to market value of Franklin's or any of the Franklin Subsidiaries' investments as required by GAAP (including SFAS 115).

                  The parties agree that Deloitte & Touche LLP, or such other firm of independent certified public accountants as the parties may mutually agree upon, shall review and confirm the calculation of the Franklin Book Value as of each of the relevant calculation dates and the calculation of the Franklin Book Value Per Share Adjustment, including the conformity of such calculations with GAAP, consistently applied. The parties further agree that they shall act in good faith to promptly resolve any disagreements as to such calculations so as not to delay the Closing.

                  At the Effective Time, all shares of Franklin Common Stock held as treasury shares and all shares of Franklin Common Stock owned by Fifth Third or any of its wholly owned subsidiaries (other than in a fiduciary, custodial or similar capacity or owned as a result of a debt previously contracted) will be canceled and terminated and no shares of Fifth Third or other consideration will be issued in exchange therefor."

         4. AMENDMENT TO SECTION VIII.A.2. The parties hereby agree that Section VIII.A.2 is hereby amended to replace the date "April 1, 2003" with the date "June 30, 2004".

         5. AMENDMENT TO SECTION VIII.A.5. The parties hereby agree that Section VIII.A.5 of the Agreement is hereby deleted in its entirety and the following new Section VIII.A.5 is hereby inserted in place thereof:

         " 5. By Fifth Third if any event occurs which renders impossible of satisfaction one or more of the conditions to the obligations of Fifth Third and Fifth Third Financial to effect the Merger set forth in Sections VI.A and VI.B herein and non-compliance is not waived by Fifth Third and Fifth Third Financial, provided, however, that neither Fifth Third nor Fifth Third Financial may terminate this Agreement on or before May 31, 2004 based upon any alleged impossibility of satisfying the condition that all approvals required to be obtained from the Board of Governors of the Federal Reserve System as are necessary to consummate the Merger have been obtained."



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         6. INSERTION OF NEW SECTION VIII.A. 9. The parties hereby agree that the following new Section VIII.A.9 shall be, and hereby is, added to the Agreement immediately following Section VIII.A.8.:

         " 9. By Franklin, if the Board of Governors of the Federal Reserve System has not granted, on or before May 31, 2004, to Fifth Third and Franklin all approvals required to be obtained from such Board of Governors as are necessary to consummate the Merger, provided that Franklin shall not be in material breach or default of any representation, warranty or covenant contained herein on the date of such termination."

         7. AMENDMENT TO SECTION VIII.B.. The parties hereby agree that Section VIII.B. is hereby deleted in its entirety and the following new Section VIII.B. is hereby inserted in place thereof:

         "B. Effect of Termination. Upon termination as provided in this Article VIII, this Agreement, except for the provisions of Sections V.D.2., VII.F., VII.J. or VIII.C. hereof, shall be void and of no further force or effect, and except as set forth in Section VIII.C. below, no party hereto (nor any of their respective officers, directors or subsidiaries) shall have any liability of any kind to any other party including but not limited to liability for expenses incurred by the other party in connection with this transaction; provided that no such termination shall relieve a breaching party from liability for any uncured willful breach of a covenant, undertaking, representation or warranty giving rise to such termination, but in no event shall any party be liable for punitive or exemplary damages."

         8. INSERTION OF NEW SECTION VIII.C.. The parties hereby agree that the following new Section VIII.C. shall be, and hereby is, added to the Agreement immediately following Section VIII.B.:

         "C. Termination Fee. In the event that Franklin validly terminates the Agreement pursuant to Section VIII.A.9, then Fifth Third shall pay Franklin the amount of Twenty Seven Million Dollars ($27,000,000) (the "Termination Fee") by wire transfer of immediately available funds within five business days following Fifth Third's receipt of written notice of such termination. The payment by Fifth Third of the Termination Fee pursuant to the preceding sentence shall be Franklin's exclusive remedy against Fifth Third and Fifth Third Financial upon such termination event. The parties further agree that simultaneously with the payment and receipt of the Termination Fee they shall execute a full release and waiver of all claims that they may have against each other."

         9. REAFFIRMATION. Except as expressly modified by this Amendment No. 3, the parties hereby ratify and confirm each and every provision of the Agreement. The parties further agree that neither the extensions of the time periods as set forth above nor any fact or circumstance which may have necessitated such extensions constitute any breach or default of any provision of the Agreement.

         10. ENTIRE AGREEMENT. The terms and provisions of the Agreement (including the documents and instruments referred to therein and Amendments No. 1 and Amendment No. 2), together with this Amendment No. 3, constitute the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.


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         11. COUNTERPARTS. This Amendment No. 3 may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

         12. GOVERNING LAW. This Amendment No. 3 shall be governed and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law principles (except to the extent that mandatory provisions of federal or state law apply).

         IN WITNESS WHEREOF, Franklin Financial Corporation, Fifth Third Bancorp and Fifth Third Financial Corporation have caused this Amendment No. 3 to be executed by their respective officers thereunto duly authorized as of the date first above written.

                            FRANKLIN FINANCIAL CORPORATION

                            By: /s/ Gordon E. Inman
                                ----------------------------------------
                                     Gordon E. Inman
                                     Chairman, President and Chief
                                     Executive Officer

                            FIFTH THIRD BANCORP

                            By: /s/ Paul L. Reynolds
                                ----------------------------------------
                                     Paul L. Reynolds
                                     Executive Vice President


                            FIFTH THIRD FINANCIAL CORPORATION

                            By:/s/ Paul L. Reynolds
                               -----------------------------------------
                                     Paul L. Reynolds
                                     Executive Vice President




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